UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 30, 2016

Lightstone Real Estate Income Trust Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	333-200464	47-1796830
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1985 Cedar Bridge Avenue, Suite 1

Lakewood, New Jersey 08701

(Address, including zip code, of Principal Executive Offices)

Registrant's telephone number, including area code: (732) 367-0129

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 25, 2015, Lightstone Real Estate Income Trust, Inc., (the “Company”) entered into an agreement (the “Moxy Transaction”) with LSG Fulton Street, LLC, which is majority owned and controlled by the Company’s sponsor (the “Developer”), that provided for the Company to make contributions, on an as-needed basis, of up to $20.0 million in NYC Acquisitions IV LLC, which is also majority owned and controlled by the Company’s Sponsor and which owns a parcel of land located at 105-109 W. 28th Street, New York, NY, on which the Developer is constructing a 343-room Marriott Moxy hotel (the “28th Street Moxy”).

On August 30, 2016, the Company and the Developer amended the Moxy Transaction so that Company’s total aggregate contributions to NYC Acquisitions IV LLC would increase by $17.0 million to $37.0 million. Construction of the 28th Street Moxy commenced during August 2016 and is currently expected to be substantially completed in the first quarter of 2018.

In accordance with the Company’s charter, a majority of the Company’s board of directors, including a majority of the Company’s independent directors not otherwise interested in the transaction, approved the amendment of the Moxy Transaction as fair and reasonable to the Company and on terms and conditions not less favorable to the Company than those available from unaffiliated third parties.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGHTSTONE REAL ESTATE INCOME TRUST INC.

Date: August 30, 2016	By:	/s/ Donna Brandin
Donna Brandin
Chief Financial Officer and Treasurer